Exhibit 99.1

BANCO INTER S.A.

FOURTH STOCK AND/OR UNITS OPTION PLAN

Approved at the Extraordinary General Meeting held on February 5, 2018

Amended at the Extraordinary General Meeting held on October 15, 2019

Classificação da Informação: RESTRITA

BANCO INTER S.A.

CNPJ/ME: 00.416.968/0001-01

NIRE: 31300010864

FOURTH STOCK AND/OR UNITS OPTION PLAN

The Fourth Stock and/or Units Option Plan ("Option Plan IV" or "Plan IV") of Banco Inter S.A. (the "Company" or "Inter"), approved at the Extraordinary General Meeting held on February 5, 2018, and amended at the Extraordinary General Meeting held on October 15, 2019, aims at (i) stimulating the expansion and success of the Company, (ii) sharing risks and gains equitably between shareholders and its beneficiaries; and (iii) aligning the interests of the Company's shareholders with those of the beneficiaries.

The Plan is governed by the provisions below and by the applicable laws and regulations.

1.       Approvals

1.1.       The Plan was approved at the Company's Extraordinary General Meeting held on February 5, 2018, and amended at the Extraordinary General Meeting held on October 15, 2019.

2.       Definitions

2.1.       The expressions below, when used beginning in capital letters, shall have the meanings ascribed to them below, unless expressly otherwise provided for, without prejudice to other definitions inserted throughout this document:

"Shares/Units" means the registered common and/or preferred shares and/or units, where 1 unit is composed of 1 common share and 2 preferred shares, issued by Inter that is the subject of the Options under this Plan;

"Board of Directors" means the board of directors of the Company;

“Options Agreements" means the private instruments of acquisition of options to purchase Stock/Units issued by the Company, entered into between Inter and the Participants in each Options Program, which shall specify, without prejudice to other conditions determined by the Board of Directors: (i) the number of Options that each Participant may acquire; (ii) the number of Shares that may be acquired/subscribed under the Options; (iii) the terms and conditions for the right to exercise the Options; (iv) the final term for exercise; and (v) the Exercise Price and payment conditions.

“Discharge" means termination of the legal relationship between the Participant and the Company or a company controlled by it, for any reason, including, without limitation, resignation, removal from office, replacement, or expiration of the term of office without reelection to the position of officer or director, voluntary resignation or termination, with or without Cause, termination of service agreement, retirement, permanent disability, and death;

Classificação da Informação: RESTRITA

“Cause" means any act or fact that terminates the legal relationship of the Participant with the Company and/or its affiliates, for cause, being (i) in the cases provided for in the Consolidated Labor Laws in effect at the time, in the case of Participants who are employees of the Company; and (ii) in the case of Participants who are non-employee corporate officers, in the following cases: (a) negligence by the Participant in the exercise of the duties arising from his mandate as officer; (b) criminal conviction related to intentional crimes; (c) the performance of dishonest or fraudulent acts against the Company or its affiliates; (d) any act or omission resulting from the Participant's malice or fault and that is detrimental to the business, image, or financial situation of the Company, its shareholders, or any affiliates; (e) material breach of the Company's Bylaws, Code of Ethics and Conduct, and other corporate or partnership provisions applicable to the Participant; and (f) noncompliance with the obligations set forth in Law No. 6,404/1976, as amended, applicable to the officers and directors of corporations, including, but not limited to those set forth in its articles 153 through 157 of the aforementioned Law.

"Options" means the Options that may be acquired by Plan IV Participants under their Options Programs.

"Participants" means the officers and directors and employees of Inter, or of its controlled and/or affiliated companies, to whom the Board of Directors grants the right to acquire Options under the Options Programs, being selected at the sole discretion of the Board of Directors.

“Options Programs" means the programs for the acquisition of options to purchase Shares/Units that may be approved from time to time by the Board of Directors under this Plan IV, in accordance with its terms and conditions.

3.       Participants in the Plan

3.1.       Participants selected by the Board of Directors under the Options Programs shall participate in the Plan.

3.2.       No provision of this Plan and the Options Programs shall entitle any Participant to remain in office, nor shall it guarantee reelection in the case of officers and directors.

3.3.       The Options shall be held by the Participants on a very personal basis, and may not be encumbered, leased, sold, assigned, or transferred, directly or indirectly, to third parties, even if by succession, separation, or divorce, except in the event of permanent disability or death, subject to the provisions expressly set forth in this Plan.

4.       Administration of the Plan

4.1.       The Plan and Options Programs shall be administered by the Board of Directors, which shall have broad powers to take the measures necessary for its administration.

Classificação da Informação: RESTRITA

4.2.       In exercising its powers, the Board of Directors shall be strictly subject to the limits established by law, the applicable regulations, this Plan IV, and Inter's Bylaws, as well as the guidelines of the general meeting of shareholders.

4.3.       The following is incumbent upon the Board of Directors, among other duties established in this Plan IV:

(i)        the measures necessary for the administration of the Plan and Options Programs, including their interpretation and application;

(ii)       the definition and approval of the Participants of the Options Programs, and of the conditions of the Options, as well as the modification of such conditions when necessary or convenient;

(iii)      the issuance of new Shares/Units within the limit of the authorized capital or the authorization for disposal of treasury Shares/Units to satisfy the exercise of Options under the Plan and Options Program;

(iv)      the definition of supplementary rules of the Plan and reassessment of its terms and conditions, as applicable;

(v)       the approval of the respective Options Agreements entered into under the Plan;

(vi)      the examination of exceptional cases related to this Plan; and

(vii)     the amendment or termination of the Options Plan and Programs, if it is in the Company's interest.

4.4.       The Board of Directors, in the interest of the Company and its shareholders, may revise the conditions of Plan IV and the Options Programs, provided that the respective basic principles are not changed.

4.5.       The Board of Directors may, at its discretion, treat certain Participants differently, without being obliged to extend to any Participants conditions that it deems applicable only to one or some of them.

4.6.       The Board of Directors may also grant differentiated treatment for exceptional cases during the effectiveness of the Options, which must not affect the rights already granted or the general principles of Plan IV, and such exceptions shall not constitute precedents for other Participants.

4.7.       The resolutions of the Board of Directors have binding force with respect to all matters related to Plan IV and the Options Programs, and no appeal shall lie therefrom, unless they are contrary to the provisions of this Plan and the Options Programs or to applicable laws and regulations.

Classificação da Informação: RESTRITA

4.8.       No decision of the Board of Directors may, except for the adjustments indicated in this Plan, change or prejudice any rights or obligations of the Participants, except with their express consent.

5.       Shares/Units Included in Plan IV; Dilution

5.1.       The total number of Options to be acquired by the Participants under Plan IV may represent a maximum dilution of up to four percent (4%) of the Company's subscribed and paid-up capital stock as of the base date of February 5, 2018, considering, in this total, the effect of the dilution arising from the exercise of all Options granted and not exercised. The percentage described herein shall include all existing plans of the Company.

5.1.1.       The Shares/Units underlying the Options shall result, at the discretion of the Board of Directors: (i) from the issuance of new Shares/Units within the authorized capital limit; or (ii) from Shares/Units held in treasury.

5.1.2.       The total number of Shares/Units subject to the Options may not exceed the Company's authorized capital limit.

5.2.       The Company's shareholders shall not have preemptive rights in the acquisition or exercise of Options under Plan IV, as provided for in Article 171, Paragraph 3, of Law No. 6,404/76.

5.3.       If any Option is extinguished or cancelled without having been fully exercised, the Shares/Units attached to such Options shall again become available for future acquisitions.

5.4.       The Shares/Units acquired and/or subscribed as a result of the exercise of Options under the Plan shall retain all rights pertaining to their kind, except as provided for in Item 10.3 below, as well as any contrary provision established by the Board of Directors.

6.       Plan Terms and Conditions

6.1.       The Board of Directors shall periodically create Options Programs in which the following shall be defined: (i) the Beneficiaries; (ii) the total number of Company Shares/Units that are subject to the Options and, potentially, division into lots; (iii) the exercise price, subject to the provisions of item 8 below; (iv) the vesting period during which the Options may not be exercised, the periods for the exercise of the Options, and the deadlines for the total or partial exercise of the option and on which the rights arising from the option shall expire; (v) any restrictions on the availability of Shares/Units received through the exercise of the Options.

6.2.       The Board of Directors, always respecting the overall limit provided for in Item 5.1, may add new Participants to the Options Programs in progress, determining the number of Shares/Units that they shall be entitled to acquire and adjusting the Exercise Price.

Classificação da Informação: RESTRITA

6.3.       When launching each Program, the Board of Directors shall set the terms and conditions of each option in an Options Agreement.

6.4.       No Share/Unit shall be delivered to the Beneficiary as a result of the exercise of the Options unless all legal and regulatory requirements have been fully complied with.

7.       Acquisitions of the Options

7.1.       Participants selected under each Options Program shall be given the right, but not the obligation, to acquire, upon payment of a price, the Options allocated to them by the Board of Directors, according to the terms and conditions specified in each Options Program.

7.2.       Each Option grants its holder the right to acquire one (1) Company Share/Unit, strictly on the terms and conditions set forth in this Program (an "Option") and in the Options Programs.

7.3.       Acquisitions of Options shall be formalized by Options Agreements, which must specify, without prejudice to other conditions determined by the Board of Directors: (i) the number of Options; (ii) the terms and conditions for the right to exercise the Options; (iii) the final deadline for exercise; (iv) the Exercise Price and payment conditions; and (v) the purchase price of the Option.

7.4.       The execution of the Options Agreements shall imply acceptance by the Participants of all the conditions of this Plan and the respective Options Program.

7.5.       The acquisition of the Options constitutes mere expectation of rights of the Participants, who shall only be entitled to receive Shares/Units upon verification of all the requirements and procedures set forth in the respective Options Programs and Options Agreements. Until these requirements are satisfied (including compliance with the vesting period), there shall be no duty for the Company to deliver Shares/Units of its issuance to the Participants.

7.6.       The Board of Directors may bind the exercise of the Option to certain conditions, as well as impose restrictions on the transfer of Shares/Units acquired and/or subscribed with the exercise of the Options, and may also reserve for the Company repurchase options and/or preemptive rights in the event of disposal by the Participants of these same Shares/Units.

8.       Acquisition Price of the Options; Exercise Price of the Options; Rights of the Options

8.1.       The Option purchase price to be paid by the Participants shall be determined based on a valuation report prepared by a specialized firm, pursuant to the respective Options Programs (the "Option Purchase Price").

Classificação da Informação: RESTRITA

8.2.       The exercise price to be paid by Participants upon payment or acquisition of Shares/Units under each Options Program of Plan IV, as well as the method of payment, shall be determined in the respective Options Programs (the “Option Exercise Price").

8.3.       Until they are not exercised and converted into Shares/Units, the Options shall not be entitled to dividends, interest on equity, or receipt of amounts by way of capital reduction or bonus, voting rights, or any other equity or voting right in the Company. Similarly, while the Exercise Price is not paid in full, the Shares/Units acquired and/or subscribed with the exercise of the Options under the Plan (i) shall not be entitled to any shareholder rights of the Company (including the right to receive dividends), and (ii) may not be traded with third parties, except upon prior authorization of the Board of Directors, in which case the proceeds from the sale shall be intended primarily for settlement of the debt to the Company.

8.4.       The exercise of the Options may be total or partial, with the Participants being permitted to carry out consecutive partial exercises.

9.       Vesting Periods for Exercise of the Options

9.1.       The vesting periods of the Options under Plan IV shall be determined in the respective Options Programs.

9.2.       The Options may be exercised by the Participants up to three (3) years from the elapse of the last vesting period, after which they shall be considered automatically extinguished, without right to compensation.

10.       Conditions for Exercising the Options

10.1.       The Options shall be exercisable by the Participants to the extent that they remain bound to Inter, whether in the capacity of manager or employee, after the respective vesting periods have elapsed, without prejudice to the other terms and conditions established in the respective Options Agreements.

10.2.       Participants who wish to exercise Options must notify the Company in writing of their intention to do so and indicate the number of Options they wish to exercise, under the terms of the notice templates disclosed in the Options Programs.

10.3.       The Board of Directors may mandate suspension of the right to exercise the Options whenever situations occur that, under the terms of the law or regulations in force, restrict or prevent the trading of Shares/Units by Participants.

11.       Sale of Shares/Units

11.1.       The Shares/Units held by the Participants as a result of the exercise of their Options may be sold in accordance with the terms below:

(i)       If the Company is a privately-held company, i.e., its Shares/Units are not yet traded on the stock exchange: within five (5) years after the respective execution of the Option Agreements, the Participants who wish to sell their Shares/Units may give written notice to the Board of Directors, by means of a notice delivered to the Personnel and Compensation Committee, after which the Company shall be entitled, at its sole discretion, to purchase such Shares/Units, within thirty (30) days from receipt of such notice, at an amount equivalent to the equity value of the Shares/Units as per the Company's last audited balance sheet in accordance with the rules established by the Central Bank of Brazil; or

Classificação da Informação: RESTRITA

(ii)       If the Company is a publicly traded company, with Shares/Units traded on a stock exchange: Participants who wish to dispose of their Shares/Units may do so in an exchange environment, subject to the rules and/or prohibitions established by the Central Bank of Brazil, the Brazilian Securities and Exchange Commission, and other rules applicable to the Company and to the Shares/Units, as the case may be.

12.       Discharge of the Participants and its Effects

12.1.       In the event of Discharge of the Participants, the rights granted to them under Plan IV and its Options Programs may be extinguished or modified. In this sense, if, at any time, the Participant:

(i)       is discharged of his own free will, resigning from his employment or relinquishing his position as an officer or director or resigns due to retirement or resigns by means of dismissal without Cause or removal from his position without violation of the duties and assignments of an officer or director: (a) the Options not yet exercisable (that is, that have not passed the Exercise Period), on the date of his Discharge, shall be automatically extinguished, as of right, regardless of prior notice or notification, and without any right to compensation; (b) the Options already exercisable, on the date of his Discharge, may be exercised within thirty (30) days from the date of Discharge, after which they shall be automatically extinguished, as of right, regardless of prior notice or notification, and without any right to compensation;

(ii)       is discharged due to termination for Cause or removal from office for violating the duties and assignments of an officer or director: all Options already exercisable or not yet exercisable under the respective Options Agreement on the date of his termination shall be automatically forfeited, as of right, regardless of prior notice or notification, and without any right to compensation;

(iii)       is discharged due to death or permanent disability: (i) the Options not yet exercisable under the respective Options Agreement, on the date of his Discharge, shall be automatically cancelled, as of right, regardless of prior notice or notification, and without any right to compensation; and (ii) the Options already exercisable under the respective Options Agreement, on the date of his death or permanent disability, may be exercised by the respective heirs and legal successors of the Participant in the event of death, or by his representatives in the case of permanent disability, within twelve (12) months as of the date of the event in question, after which they shall be automatically cancelled, as of right, regardless of prior notice or notification, and without any right to compensation, and the Shares/Units acquired and/or subscribed in such circumstances shall become automatically available for trading, subject to the applicable laws and regulations.

Classificação da Informação: RESTRITA

12.2.       Notwithstanding the provisions of Item 11.1 above, the Board of Directors may, at its sole discretion, whenever it deems that the corporate interests shall be better served by such measure, no longer observe the rules set forth in said Item 11.1, or stipulate new rules, granting differentiated treatment to a given Participant.

13.       Term of Duration of the Plan; Extinction of the Options

13.1.       Plan IV entered into force on the date of its approval by the General Meeting, remaining in force (i) until the end of the term for exercise of the Options, (ii) by decision of the General Meeting; or (iii) in the event of intervention or liquidation of Inter.

13.2.       Without prejudice to any contrary provision set forth in the Plan or in the Options Agreements, the Options under this Plan shall be automatically extinguished, ceasing all its effects by operation of law, in the following cases: (i) upon their full exercise; (ii) after the expiration of the term indicated in Section 9.2; or (iii) upon the termination of the Options Agreement, for any reason. Expiration of the term of duration of the Plan shall not affect the effectiveness of Options still in effect, except as otherwise agreed upon with the Participants.

14.       General Provisions

14.1.       The existence of Options under the Plan shall not prevent Inter from carrying out any corporate transactions, and the Board of Directors shall determine the necessary adjustments and measures in the Plan and respective Options Agreements in order to protect the interests of the Participants.

14.2.       This Plan constitutes a paid deal of an exclusively civil-law nature and does not create any obligation of a labor or social security nature between the Company and the Participants, whether they be officers or directors or employees.

14.3.       The Options Agreements shall be of a commercial nature, being totally independent from the Participants' respective employment contracts.

14.4.       A Participant's participation in this Plan IV does not qualify him for participation in other Plans and/or Programs to be approved by the Company.

14.5.       Should the number, type, and class of existing Shares/Units be altered as a result of stock bonus, stock splits, reverse splits, or conversion of Shares/Units from one type or class into another, or conversion of Shares/Units into other securities issued by Inter, the Board of Directors shall be responsible for making the corresponding adjustment to the number, type, and class of Shares/Units underlying the Options and their respective Exercise Price, in order to maintain the balance of the relationship between the parties.

Classificação da Informação: RESTRITA

14.6.       No provision of the Plan or Option acquired under the Plan shall entitle any Participant to remain as an officer or director and/or employee and/or service provider of Inter, nor shall it interfere, in any way, with Inter's right, at any time and subject to the legal and contractual conditions, to terminate the employee's employment agreement and/or interrupt the officer or director's term of office and/or terminate the service provision agreement with the third party.

14.7.       Any legal change regarding, among others, laws and regulations of corporations, labor legislation, and/or tax effects of a stock option plan may lead to a full revision of the Plan. Likewise, any legal change that generates impacts on the Plan may lead to its full revision.

14.8.       The courts of the Judicial District of the Capital of the State of Minas Gerais shall be elected, to the exclusion of any other court, however privileged it may be, to settle any disputes that may arise in connection with the Plan.

14.9.       Omissions shall be regulated by the Board of Directors, in consultation, whenever deemed appropriate, with the General Meeting.

Classificação da Informação: RESTRITA